Exhibit 21

We have the following subsidiaries:

		Name Under Which
Name of Subsidiary	State or Country of	Subsidiary Does	%
	Incorporation	Business	Ownership

NeuLion USA, Inc.	Delaware	NeuLion USA	100%

JumpTV USA Inc.	Delaware	JumpTV USA Inc.	100%

JumpTV USA Holdco, Inc.	Delaware	NeuLion	100%

TV-Desi, Inc.	Delaware	TV-Desi	100%

Interactive Netcasting Systems Inc.	Canada	NeuLion	100%

NeuLion China Co., Ltd.	China	NeuLion China	100%

NeuLion, Limited	United Kingdom	Cycling Television or Cycling TV	100%

TransVideo International Ltd.	British Virgin Islands	TransVideo	100%

Beijing Digital TransVideo	China	TransVideo	100%
Technology Co., Ltd. (WOFE)

DivX Corporation	Delaware	DivX	100%

DivX, LLC	Delaware	DivX	100%

DivX Holdings, Inc.	Delaware	DivX	100%

DivX International, Inc.	Delaware	DivX	100%

MainConcept GmbH	Germany	MainConcept	100%

DivX Technologia Ltda.	Brazil	DivX	100%

DivX International (Hong Kong) Ltd.	Hong Kong	DivX	100%

DivX Software Technology (Shenzhen)	Shenzhen, China	DivX	100%
Co., Ltd.

Sonic IP, Inc.	California	Sonic IP	100%

MainConcept OOO	Russia	MainConcept	100%

MainConcept LLC	California	MainConcept	100%

DivX Japan Godo Kaisha	Japan	DivX	100%

DivX UK Limited	United Kingdom	DivX	100%

DivX Taiwan Ltd.	Taiwan	DivX	100%

DivX Korea GK	South Korea	DivX	100%

NeuLion AC, Inc.	Delaware	Inactive	100%

NeuLion International Inc.	Delaware	Inactive	100%

INSINC Technologies Ltd.	Canada	Inactive	100%

JumpTV International FZ-LLC	United Arab Emirates	Inactive	100%

Sport International Group, LLC	Delaware	Inactive	100%

Deportes Ya, S.A.	Argentina	Inactive	100%

DivX Networks (Europe) GmbH	Germany	Inactive	100%